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                                                                  EXECUTION COPY

                          WAIVER AND RELEASE AGREEMENT


        WAIVER AND RELEASE AGREEMENT, dated as of August 14, 2001 (this "Agreement"), by and between United Dominion Realty Trust, Inc., a Virginia corporation (the "Company"), and LF Strategic Realty Investors L.P., a Delaware limited partnership (the "Shareholder").

        WHEREAS, the Shareholder currently owns 8,000,000 shares of Series D Cumulative Convertible Preferred Stock of the Company (the "Preferred Stock"), and desires to sell all of the Preferred Stock to Security Capital Preferred Growth Incorporated, a Maryland corporation (the "Purchaser");

        WHEREAS, the Company, the Shareholder and certain other parties, entered into an Investment Agreement, effective as of December 7, 1998 (the "Investment Agreement"), which provides, among other things, certain restrictions on the Shareholder's ability to transfer the Preferred Stock and an obligation on the part of the Company to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission with respect to the shares of common stock of the Company issuable upon conversion of the Preferred Stock;

        WHEREAS, the Company has agreed to waive all transfer restrictions related to the Preferred Stock with respect to the sale of the Preferred Stock to the Purchaser, including those under the Investment Agreement; and

        WHEREAS, the Shareholder has agreed to release the Company from any and all liability related to the Company's failure to timely file the Registration Statement.

        NOW, THEREFORE, in consideration of the foregoing and the covenants of the parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms and conditions set forth herein, the parties hereby agree as follows:

        Section 1. Transfer Restrictions. The Company hereby waives any and all transfer restrictions on the Preferred Stock, including the transfer restrictions contained in Sections 3.1 and 5.1 of the Investment Agreement, solely with respect to the sale to the Purchaser of the Preferred Stock.

        Section 2. Release. The Shareholder, for itself and on behalf of its successors and assigns, hereby releases, remises and forever discharges the Company and its affiliates, officers, directors, shareholders, employees, agents, personal representatives, successors and assigns from all manner of actions, causes of action, suits, claims and demands, whatsoever, related to the Company's failure to timely file the Registration Statement and its method of calculating and paying dividends with respect to the Preferred Stock for periods prior to, and including, the period ended July 31, 2001.



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        Section 3.      Expenses. Shareholder shall pay the Company's reasonable
attorneys' fees in connection with the consummation of the transactions contemplated hereby.

        Section 4. Indemnity. Shareholder shall indemnify and hold the Company harmless against all claims, demands, actions, liabilities, losses, damages, lawsuits and other proceedings at law or in equity, judgments, awards, commissions, fees, costs and expenses (including, without limitation, attorneys' fees and expenses), of every kind and nature incurred by the Company (a) in connection with any breach of any of the representations and warranties made by the Shareholder in this Agreement, (b) arising out of any breach or alleged breach by Shareholder of the Purchase Agreement between Shareholder and Purchaser and (c) arising primarily from any dispute between the Shareholder and any third party (other than the Company) relating to the transactions contemplated by this Agreement, provided, that the Company shall not be entitled to indemnity under this paragraph for any matters relating primarily to its decision to grant the waiver referred to in Section 1 of this Agreement.

        Section 5.      Representations and Warranties of the Shareholder.

               (a) Authorization. Shareholder has all requisite power and authority to enter into this Agreement. This Agreement and the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of Shareholder and its partners and no further action is required on the part of the Shareholder to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder and is the valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and (b) principles of equity, whether considered at law or in equity.

               (b) No Violation or Conflict. The execution, delivery and performance by the Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or violate
(i) the certificate of limited partnership or partnership agreement of the Shareholder, (ii) any law, rule, regulation, judgment, order or decree binding on the Shareholder or (iii) any other contract binding on the Shareholder.

        Section 6.      Representations and Warranties of the Company.

               (a) Authorization. Company has all requisite corporate power and authority to enter into this Agreement. This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and (b) principles of equity, whether considered at law or in equity.



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               (b)      No Violation or Conflict. The execution, delivery and
performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or violate
(i) the Articles of Incorporation of the Company, (ii) any law, rule, regulation, judgment, order or decree binding on the Company or (iii) any other contract binding on the Company.

        Section 7. Public Announcements; Confidentiality. Each party hereto shall keep confidential, and shall cause its directors, officers, employees, agents, representatives and advisors to keep confidential, any information concerning this transaction. Neither party hereto shall issue or make any reports, statements or releases to the public or generally with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary contained herein, (a) the Shareholder shall be permitted to make disclosures regarding this transaction to its limited and general partners and (b) each party shall be permitted to make disclosures or announcements regarding this transaction (i) to the extent required by statute, rule (including New York Stock Exchange rules and rules and regulations of the Securities and Exchange Commission), regulation or judicial process, or (ii) to the extent such information is generally available to the public.

        Section 8. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

        Section 9. Amendment. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

        Section 10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

        Section 11. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

        Section 12. Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

        Section 13. Effective Time. The waiver granted under Section 1 of this Agreement shall be effective immediately prior to, and the release granted under Section 2 of this Agreement shall be effective upon, the closing of the sale of the Preferred Stock to the Purchaser, provided that the Company shall have received at or prior to such closing an executed Investment Agreement from the Purchaser in the form attached as Exhibit A, and provided, further, that such closing shall have occurred within 30 days of the date of this Agreement.

        Section 14. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.



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        Section 15.     Governing Law. This Agreement shall be governed in all
respects by the laws of the State of New York.


                            [Signature Page Follows.]




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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                  UNITED DOMINION REALTY TRUST, INC.


                                  By: /s/ Thomas W. Toomey
                                     -------------------------------------------
                                  Name: Thomas W. Toomey
                                       -----------------------------------------
                                  Title: President and Chief Executive Officer
                                        ----------------------------------------



                                  LF STRATEGIC REALTY INVESTORS  L.P.

                                  By: Lazard Freres Real Estate Investors L.L.C.
                                  Its: General Partner


                                  By: /s/ Robert S. Underhill
                                     -------------------------------------------
                                  Name: Robert S. Underhill
                                       -----------------------------------------
                                  Title: Principal
                                        ----------------------------------------



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